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                                                                     Exhibit 5.1

                             MORRISON & FOERSTER LLP
                            San Francisco, California

                                 March 14, 2002


American Pharmaceutical Partners, Inc.
11777 San Vicente Boulevard, Suite 550
Los Angeles, California 90049

Ladies and Gentlemen:

       At your request, we have examined the Registration Statement on Form S-8 executed by you on March 14, 2002 (the "Registration Statement"), and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,853,938 shares of your common stock, $0.001 par value per share (the "Common Stock"), which will be issuable under the American Pharmaceutical Partners, Inc. 1997 Stock Option Plan, the American Pharmaceutical Partners, Inc. 2001 Stock Incentive Plan and an employee benefit plan (the "Plans").

       As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans, of options previously granted pursuant to the Plans (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion.

       Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock.

       We consent to the use of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /S/ Morrison & Foerster LLP